EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lithia Motors, Inc. and Subsidiaries:

We consent to incorporation by reference in the Registration Statements (Nos. 333-45553, 333-43593, 333-69169, 333-69225, 333-80459, 333-39092, 333-61802, 333-21673, 333-106686, 333-116839, 333-116840 and 333-135350) on Forms S-8 and (No. 333-117670) on Form S-3 of Lithia Motors, Inc. of our report dated March 3, 2006, except as to note 2 to the consolidated financial statements which is as of December 15, 2006,  with respect to the consolidated balance sheets of Lithia Motors, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 3, 2006, except as to the sixth and seventh paragraphs of Management’s Annual Report on Internal Control Over Financial Reporting (as restated) which is as of December 15, 2006 relating to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K/A of Lithia Motors, Inc.

Our report dated March 3, 2006, except as to the sixth and seventh paragraphs of Management’s Annual Report on Internal Control Over Financial Reporting (as restated) which is as of December 15, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Lithia Motors, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its revised assessment the following material weakness as of December 31, 2005:  a lack of adequate technical expertise to ensure the proper application at inception of the criteria for the “short cut” method within the provisions of Statement of Financial Accounting Standards No. 133 for its interest rate swaps.  As a result, the Company restated the annual and quarterly information included in its Form 10-K for the year ended December 31, 2005.

Our report dated March 3, 2006, except as to note 2 to the consolidated financial statement which is as of December 15, 2006, on the consolidated financial statements of Lithia Motors, Inc. and subsidiaries contains an explanatory paragraph indicating that the Company restated its consolidated financial statements as of and for the three year period ended December 31, 2005.

/s/ KPMG LLP

Portland, Oregon
December 15, 2006